Exhibit 23.4

CONSENT OF QUALIFIED PERSON

RESPEC LLC (“RESPEC”), in connection with the Registration Statement on Form S-1 and any amendments or supplements and/or exhibits thereto (the “Form S-1”) of ContextLogic Holdings, Inc. (the “Company”), hereby consents to:

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the incorporation by reference and use of the technical report titled “Technical Report Summary: Salt Mineral Reserves Statement For Watkins Glen U.S. Salt Facility” with an effective date of June 1, 2025 and dated November 14, 2025, (the “Technical Report Summary”), that were prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “Commission”), as exhibits to this Form S-1 and incorporated by reference therein;

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the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Commission), in connection with the Form S-1 and the Technical Report Summary; and

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any extracts from or a summary of the Technical Report Summary included or incorporated by reference in the Form S-1, and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summaries, or portions thereof, that was prepared by the Company, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-1.

RESPEC is responsible for authoring, and this consent pertains to, the Technical Report Summary. RESPEC certifies that it has read the Form S-1 and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

By:	/s/ Erik Hemstad
Name:	Erik Hemstad, P.E.
Title:	Principal

Grand Junction, Colorado
January 16, 2026